ITEM 77Q(1)(a)(1) - COPIES OF ANY MATERIAL AMENDMENTS TO
THE REGISTRANT'S CHARTER OR BY-LAWS
AMENDMENT #6
TO THE BY-LAWS
OF
FEDERATED INVESTMENT SERIES FUNDS, INC.
Effective September 21, 2004
Insert the following into Article IV, Officers and renumber Section 15 as Section 16:
Section 15.  Chief Compliance Officer.  The Chief
Compliance Officer shall be
responsible for administering the Trust's policies and procedures approved by the
Board under Rule 38a-1 of the Investment Company
Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.